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      Exhibit 23.2

      INDEPENDENT AUDITOR'S CONSENT

      We consent to the incorporation by reference in the registration statements of United Shipping & Technology, Inc. on Form S-3 (File No. 333-31414), Form S-8 (File No. 333-40230), Form S-8 (File No. 333-30228), Form
S-8 (File No. 333-06269) and Form S-3 (File No. 333-34411) of our report dated August 13, 1999, relating to the consolidated financial statements of United Shipping & Technology, Inc. and Subsidiaries as of June 30, 1999 and for the year then ended, which report appears in this July 1, 2000, annual report on Form 10-KSB/A of United Shipping & Technology, Inc.

      /s/ LURIE, BESIKOF, LAPIDUS & CO., LLP

      LURIE, BESIKOF, LAPIDUS & CO., LLP
      Minneapolis, Minnesota
      July 30, 2001